MUTUAL FUND SERVICES AGREEMENT

Transfer Agency Services

Anti-Money Laundering Services

between

SPIRIT OF AMERICA INVESTMENT FUND, INC.

and

HUNTINGTON ASSET SERVICES, INC.

June 1, 2013

Exhibit A – Portfolio Listing

Exhibit B – General Description of Transfer Agency Services

Exhibit C – General Description of the Huntington AML Program Services

Exhibit D – Fees and Expenses

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MUTUAL FUND SERVICES AGREEMENT

AGREEMENT (this “Agreement”), dated as of June 1, 2013, between Spirit of America Investment Fund, Inc., a Maryland corporation (the “Company”) and Huntington Asset Services, Inc., a Delaware corporation (“Huntington”).

WITNESSETH:

WHEREAS, the Company is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Company wishes to retain Huntington to provide certain transfer agent and anti-money laundering services with respect to certain series of the Company, as listed on Exhibit A (the “Funds”) and Huntington is willing to furnish such services; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1. Appointment. The Company hereby appoints Huntington to provide transfer agent and anti-money laundering services for the Funds, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and on the terms set forth in this Agreement. Huntington and the Company agree that Huntington will begin providing transfer agent and anti-money laundering services for the Funds on June 1, 2013. Huntington accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 and Exhibit D to this Agreement. The Funds will initially consist of the portfolios, funds and/or classes of shares listed on Exhibit A. The Company shall notify Huntington in writing of each new Fund as it is established. Each new Fund shall be subject to the provisions of this Agreement, except to the extent that the provisions (including those relating to the compensation and expenses payable by the Company and the Funds) may be modified with respect to each new Fund in writing by the Company and Huntington at the time of the addition of the new Fund.

Section 2. Representations and Warranties of Huntington. Huntington represents and warrants to the Company that:

(a) Huntington is a corporation duly organized and existing under the laws of the State of Delaware;

(b) Huntington is empowered under applicable laws and by its Certificate of Incorporation and By-Laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken by Huntington to authorize Huntington to enter into and perform this Agreement;

(c) Huntington has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(d) no legal or administrative proceedings have been instituted or threatened against Huntington that would impair its ability to perform its duties and obligations under this Agreement; and

(e) Huntington’s entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of Huntington or any law or regulation applicable to Huntington.

Section 3. Representations and Warranties of the Company. The Company represents and warrants to Huntington that:

(a) the Company is a corporation duly organized and existing under the laws of the State of Maryland;

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(b) the Company is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement, and the Company and its Board have taken all requisite proceedings and actions to authorize the Company to enter into and perform this Agreement;

(c) the Company is an investment company properly registered under the 1940 Act; a registration statement under the Securities Act of 1933, as amended (“1933 Act”), and the 1940 Act on Form N-1A has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

(d) no legal or administrative proceedings have been instituted or threatened against the Company that would impair its ability to perform its duties and obligations under this Agreement; and

(e) the Company’s entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it.

Section 4. Delivery of Documents and Other Materials. The Company will promptly furnish to Huntington such copies, properly certified or authenticated, of contracts, documents and other related information that Huntington may request or require to properly discharge its duties. Such documents may include, but are not limited to, the following:

(i) resolutions of the Board authorizing the appointment of Huntington to provide certain transfer agency, fund accounting, administration, anti-money laundering, and compliance services to the Company and the Funds and approving this Agreement;

(ii) the Company’s Articles of Incorporation;

(iii) the Company’s By-Laws, anti-money laundering policies, and code of ethics;

(iv) the Company’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”);

(v) the Company’s most currently effective registration statement relating to the Funds, including exhibits, as amended, on Form N-1 A (the “Registration Statement”) under the 1933 Act and the 1940 Act, as filed with the SEC;

(vi) copies of the Investment Advisory Agreement between the Company and the Adviser to the Fund, the Advisory Agreement between and each sub-advisor to a Fund, if any, each advisor’s or sub-advisor’s proxy voting procedures, and copies of the advisor’s and the Company’s errors and omissions and directors’ and officers’ insurance policies;

(vii) opinions of counsel and auditors reports;

(viii) the Company’s currently effective Prospectus and Statement of Additional Information relating to all Funds and all amendments and supplements thereto (such Prospectus and Statement of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the “Prospectuses”); and

(ix) such other agreements as the Company may enter into from time to time relating to the Funds, including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

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Section 5. Services Provided by Huntington.

(a) Huntington will provide the following services subject to the direction and supervision of the Company’s Board, and in compliance with the objectives, policies and limitations set forth in the Company’s currently effective Registration Statement, Articles of Incorporation and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Board, and further subject to Huntington’s policies and procedures as in effect from time to time:

(i) Transfer Agency Services, as described on Exhibit B to this Agreement. In connection with such services, Huntington is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Fund with the Company’s custodian bank or banks as approved by the Board and as may be necessary or appropriate from time to time in connection with the services performed by Huntington. The Funds shall be deemed to be the customer of such bank or banks for purposes of this Agreement. To the extent that the performance of such service hereunder shall require Huntington to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes, the Company shall provide such bank or banks with all instructions and authorizations necessary, if any, for Huntington to effect such disbursements. The Company shall cause any predecessor banks to provide Huntington with such records as may be helpful or necessary in connection with the services provided by Huntington under this Agreement.

(ii) Huntington Anti-Money Laundering (“AML”) Program Services, as described on Exhibit C to this Agreement. Huntington formulates, maintains and uniformly administers policies and procedures (as amended from time to time, the “Huntington AML Program”) that are reasonably designed to ensure compliance with the USA PATRIOT Act of 2002, the Bank Secrecy Act of 1970, the Customer Identification Program rules jointly adopted by the SEC and U.S. Treasury Department, and other applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”). Huntington has provided the Company with a copy of the Huntington AML Program documents, and will provide the Company with all amendments thereto. The Company hereby delegates to Huntington its obligation to identify and verify its customers and its obligations to perform those anti-money laundering and other services set forth in Exhibit C to this Agreement, in each case with regard to those shareholder accounts maintained by Huntington pursuant to this Agreement. Huntington accepts the foregoing delegation and agrees to perform the duties set forth on Exhibit C in accordance with the Huntington AML Program. The Company acknowledges and agrees that, notwithstanding such delegation, the Company maintains full responsibility for ensuring its compliance with Applicable AML Laws and, therefore, must monitor the effectiveness of the Huntington AML Program.

(iii) Dividend Disbursing. Huntington will serve as the Company’s dividend disbursing agent. Huntington will prepare and mail checks, place wire transfers of credit income and capital gain payments to shareholders. The Company will advise in advance of the declaration of any dividend or distribution by a Fund and the record and payable date thereof. Huntington will, on or before the payment date of any such dividend or distribution, notify a Fund’s Custodian of the estimated amount required to pay any portion of such dividend or distribution payable in cash, and on or before the payment date of such distribution, the Company will instruct its Custodian to make available to Huntington sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to each shareholder’s account. A shareholder will receive a confirmation from Huntington indicating the number of shares credited to his/her account.

(b) Huntington will also:

(i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Huntington or a corporate affiliate of Huntington);

(ii) provide or otherwise obtain personnel sufficient, in Huntington’s sole discretion, for provision of the services contemplated herein;

(iii) furnish equipment and other materials, which Huntington, in its sole discretion, believes are necessary or desirable for provision of the services contemplated herein; and

(iv) keep records relating to the services provided hereunder in such form and manner as set forth on (or required by policies described in) Exhibits B and C and as Huntington, in its sole discretion, may otherwise deem appropriate or advisable, all in accordance with the 1940 Act. To the extent required by Section 31 of the 1940 Act and the rules thereunder, Huntington agrees that all such records prepared or maintained by Huntington relating to the services provided hereunder are the property of the Company and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Company’s expense, and made available to the SEC staff for inspection in accordance with such Section and rules. Subject to the provisions of Section 9 hereof, Huntington further agrees to surrender promptly to the Company upon its request those records and documents created and maintained by Huntington pursuant to this Agreement.

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Section 6. Fees: Expenses: Expense Reimbursement.

(a) As compensation for the services rendered to the Company and/or a Fund pursuant to this Agreement the Company shall pay Huntington on a monthly basis those fees determined as set forth on Exhibit D to this Agreement. The fees set forth on Exhibit D may be adjusted from time to time by agreement of the parties. The annual minimum fees are subject to an annual cost of living adjustment based on the prior year’s annual minimum fees. The cost of living adjustment is described in more detail on Exhibit D. Upon any termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be equal to the fee normally due for the full monthly period and shall be payable, without setoff, upon the date of termination of this Agreement.

(b) For the purpose of determining fees calculated as a function of a Fund’s net assets, the value of the Fund’s net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles and resolutions of the Board.

(c) Huntington will from time to time employ or associate with such person or persons as may be appropriate to assist Huntington in the performance of this Agreement. Except as otherwise expressly provided in this Agreement, the compensation of such person or persons for such employment shall be paid by Huntington and no obligation will be incurred by or on behalf of the Company in such respect. If any such person or persons are employed or designated as officers by both Huntington and the Company, Huntington shall be responsible for the compensation of such person (including travel and other expenses) in their capacity as an employee or officer of Huntington, and the Company shall be responsible for the compensation of such person (including travel and other expenses) in their capacity as an employee or officer of the Company. If Huntington gives permission to one or more of its employees or officers to act as an employee, officer or other agent of the Company, Huntington shall not be responsible for any action or omission of any such person(s) while such person is rendering or deemed to be rendering services to the Company or acting on business of the Company.

(d) Huntington will bear all of its own expenses incurred by reason of its performance of the services required under this Agreement, except as otherwise expressly provided in this Agreement. The Company agrees to promptly reimburse Huntington for any equipment and supplies specially ordered by or for the Company through Huntington and for any other expenses not contemplated by this Agreement that Huntington may incur on the Funds’ behalf, at the Company’s request or as consented to by the Company. Such other expenses to be incurred in the operation of the Company and/or the Funds and to be borne by the Company, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and directors who are not officers, directors, shareholders or employees of Huntington or Huntington’s affiliates; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; advisory fees; Company chief compliance officer expenses; charges and expenses of custodians; insurance premiums including fidelity bond premiums, errors and omissions and directors and officers premiums; auditing and legal expenses; costs of maintenance of corporate existence; expenses of typesetting and printing of prospectuses and for distribution to current shareholders of the Company; expenses of printing and production costs of shareholders’ reports and proxy statements and materials; costs and expenses of Company stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate, shareholder and Board meetings; and any extraordinary expenses and other customary mutual fund expenses. In addition, Huntington may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services, in connection with determining the net asset values of the Funds, and the Company will be charged according to the Company’s share of the cost of such services based upon the actual usage, or a pro-rata estimate of the usage, of the services. The parties acknowledge that the Company may contract with its own pricing service and cause such information to be timely provided to Huntington, and is under no obligation to avail itself of the service(s) contracted by Huntington. The Company retains sole responsibility for the pricing of securities that are not actively traded, and shall similarly be responsible for the valuation of odd lot securities (including bonds). To the extent Huntington shall render assistance in good faith valuation of a security held by a Fund, the Company shall bear Huntington’s costs and pay Huntington for its assistance at its normal hourly rate then in effect.

(e) The Company may request additional services, additional processing or special reports. Additional services, including third party services, generally will be charged at Huntington’s standard rates or at such other rate as agreed by the parties. The parties acknowledge that the Company is under no obligation to avail itself of third party services through Huntington, and is free to choose its own service provider, so long as such choice does not cause additional work on Huntington’s part.

(f) All fees, out-of-pocket expenses or additional charges of Huntington shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice. No fees, out-of-pocket expenses or other charges set forth in this Agreement shall be subject to setoff.

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Huntington will render, after the close of each month in which services have been furnished, a statement reflecting the charges for such month. Charges remaining unpaid after thirty (30) days shall bear interest at the rate of 1.5% per month (including specific amounts which are contested in good faith by the Company as provided in the next paragraph, unless such amounts prove not to be payable), and all costs and expenses of effecting collection of any such charges and interest, including reasonable attorney’s fees, shall be paid by the Company to.

In the event that the Company is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which are contested in good faith by the Company as provided below), this Agreement may be terminated upon thirty (30) days’ written notice to the Company by Huntington. The Company must notify Huntington in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts, and the notice shall contain a description of the grounds for the objection sufficient to permit an investigation and determination of its accuracy. Amounts contested in good faith in writing within such 30-day period are not due and payable while they are being investigated; uncontested amounts remain due and payable.

Section 7. Proprietary and Confidential Information.

(a) Huntington agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company’s prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of Huntington’s responsibilities, rights and duties hereunder. Huntington may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Company and obtaining approval in writing from the Company, which approval shall not be unreasonably withheld. Waivers of confidentiality are not necessary (and are deemed given) for use of such information for any purpose in the course of performance of Huntington’s responsibilities, duties and rights hereunder, when Huntington may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, with respect to Internal Revenue Service (“IRS”) levies, subpoenas and similar actions, and with respect to any request by the Company.

(b) Huntington may, from time to time, maintain or otherwise possess “consumer report information” in connection with the provision of services under this agreement, and Huntington may, from time to time, dispose of such “consumer report information” in connection with the provision of services under this agreement. To the extent that Huntington disposes of “consumer report information,” Huntington shall properly dispose of the information by taking reasonable measures to protect against unauthorized access to or use of the information in connection with its disposal, in accordance with the requirements of Regulation S-P. The term “consumer report information”, as used in this paragraph, shall have the same meaning as in Rule 30 under Regulation S-P.

Section 8. Duties, Responsibilities and Limitations of Liability.

(a) The parties agree that this Agreement is a contract for services, and Huntington accepts the duties imposed upon it by this Agreement. Huntington shall be liable to the Company in accordance with the laws of the State of Ohio for any breach by Huntington of the duties imposed upon it by this Agreement.

(b) Neither Huntington nor any of its officers, directors, partners, employees, shareholders or agents (collectively, together with Huntington, the “Huntington Parties”) shall have any duty to the Company to discover or attempt to discover any error or mistake (including any continuing error) that occurred or began with respect to a Fund prior to the date Huntington commenced performing services to such Fund hereunder, and Huntington is entitled to rely upon, assume the accuracy of, and maintain, continue and carry forward the classifications, conventions, treatments, entries, balances, practices and all other work product and other data of its predecessor service providers; provided, however, that Huntington shall promptly notify the Company of any errors of its predecessors that it discovers. Upon such discovery, the Company and Huntington shall at that time determine how to proceed. Huntington shall be entitled to receive, and the Company shall cause it to receive, the work product of its predecessor service providers, if any.

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(c) In performing its services hereunder, Huntington shall be entitled to rely on any oral or written instructions, advice, notices or other communications, information, records and documents (collectively, “Company Information”) from the Company, its custodian, officers and directors, investors, brokers, investment advisors, agents, legal counsel, auditor and other service providers, including predecessor service providers (excluding in each case, the Huntington Parties) (the Company, collectively with such persons other than the Huntington Parties, “Company Representatives”), which Huntington reasonably believes to be genuine, valid and authorized. Huntington also shall be entitled to consult with and rely on the advice and opinions of the Company’s auditor and of outside legal counsel retained by the Company, as may be determined jointly by the Company and Huntington to be reasonably necessary or appropriate, in each case at the expense of the Company. For all purposes of this Agreement, any person who is an officer, director, partner, employee or agent of a Huntington Party, and who is also an officer, director, partner, employee or agent of the Company, shall be deemed when rendering services to the Company or acting on any business of the Company to be acting solely in such person’s capacity as an officer, director, partner, employee or agent of the Company, and shall be deemed when rendering services in fulfillment of Huntington’s duties hereunder to be acting solely in such person’s capacity as an officer, director, partner, employee or agent of Huntington.

(d) Notwithstanding any other provision of this Agreement, the Company agrees to defend, indemnify and hold Huntington and the other Huntington Parties harmless from all demands, claims, causes or other actions or proceedings of any nature or kind whatsoever (collectively, “Claims”), expenses, liabilities, debts, costs, losses, reasonable attorneys’ fees and expenses, payments, and damages of every nature or kind whatsoever (collectively, “Damages”) arising directly or indirectly out of or in connection with:

(i) the provision of Company Information to any Huntington Parties by or on behalf of the Company Representatives and the reliance on or use by the Huntington Parties of Company Information which is furnished to any of the Huntington Parties by or on behalf of any of the Company Representatives, including the reliance by Huntington upon the historical accounting records and other records of the Company;

(ii) any delays, inaccuracies, errors or omissions in or arising out of or attributable to Company Information which is furnished to any of the Huntington Parties by or on behalf of any of the Company Representatives or to the untimely provision to Huntington of such Company Information;

(iii) the taping or other form of recording of telephone conversations or other forms of electronic communications with investors and shareholders (or brokers or advisors acting on behalf of investors or shareholders), or reliance by Huntington on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

(iv) the reliance on or the carrying out by Huntington or its officers or agents of any instructions reasonably believed to be duly authorized, or requests of the Company;

(v) any delays, inaccuracy, errors or omissions in or arising out of or attributable to data or information provided to Huntington by data and/or pricing services or any other third party services, including but not limited to escheatment and lost account services, and/or the selection of any service provider, regardless of whether the Company hires such services itself or instead chooses to utilize the service through Huntington;

(vi) the offer or sale of shares by the Company in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state or other instrumentality, or in violation of any stop order or other determination or ruling by any federal agency or any state agency with respect to the offer or sale of such shares in such state or instrumentality (1) resulting from activities, actions or omissions by Company Representatives, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Company Representatives prior to the earlier of (x) the effective date of this Agreement and (y) the effective date of an agreement between the parties hereto with respect to the subject matter hereof that was in effect prior to the effective date of this Agreement;

(vii) the noncompliance by the Company, its investment advisor(s) and/or its distributor with applicable securities, tax, commodities and other laws, rules and regulations;

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(viii) any Claim asserted by any current or former shareholder of the Company, or on such shareholder’s behalf or derivatively by any representative, estate, heir or legatee, agent or other person, in connection with the holding, purchase or sale of shares of the Company; and

(ix) with the exception of any Claim for breach of contract arising out of this Agreement, any Claim taken by or on behalf of the Company against any of the Huntington Parties that arises directly or indirectly in connection with this Agreement, or directly or indirectly out of a Huntington Party’s actions (or failure to act) in connection with this Agreement.

Huntington shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of Huntington’s or Huntington Parties’ own misfeasance, bad faith, negligence in the performance of its duties, or disregard of its obligations and duties hereunder.

(e) The Company agrees to indemnify and hold harmless Huntington from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, “Losses”) to which Huntington may become liable arising directly or indirectly out of any action or omission to act which Huntington takes (i) at any request or on the direction of or in reliance on the reasonable advice of the Company, (ii) upon any instruction, notice or other instrument that Huntington reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Company (other than an employee or other affiliated person of Huntington who may otherwise be named as an authorized representative of the Company for certain purposes) or (iii) on its own initiative in connection with the performance of its duties or obligations hereunder. Further, Huntington shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of Huntington’s or Huntington Parties’ own misfeasance, bad faith, negligence in the performance of its duties, or disregard of its obligations and duties hereunder.

(f) Huntington agrees to indemnify and hold harmless the Company, its Directors, officers, employees and agents, from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, “Losses”) to which the Company, its Directors, officers, employees and agents, may become liable arising directly or indirectly out of Huntington’s or Huntington Parties’ own misfeasance, bad faith, negligence in the performance of its duties, or disregard of its obligations and duties as set forth in this Agreement.

(g) If a claim is made against any party to this Agreement as to which that party may seek indemnity under this Section 8 from the other party, the party seeking indemnification shall notify the other party within ten (10) days after receipt of any written assertion of such claim threatening to institute an action or proceeding or service of summons or other legal process. Failure to notify a party of a claim for indemnification will relieve the party from whom indemnification is sought from any liability which it may have on account of the indemnity provisions set forth under this Section 8 unless the party seeking indemnification can demonstrate to the reasonable satisfaction of the other party that such party has not been prejudiced in any material respect by such failure to so notify.

(h) The parties to this Agreement will cooperate in the control of the defense of any action, suit or proceeding in which a party is involved and for which indemnity is being provided by the other party. Any party from whom indemnification is sought may negotiate the settlement of any action, suit or proceeding subject to the other party’s written approval, which approval will not be unreasonably withheld. The party seeking indemnification reserves the right, but not the obligation, to participate in the defense or settlement of a claim, action or proceeding with its own counsel. Costs or expenses incurred by a party to whom indemnification is being provided in connection with, or as a result of such participation, will be borne solely by the indemnifying party unless:

•	the party seeking indemnification has received an opinion of counsel from counsel to either party stating that the use of common counsel would present an impermissible conflict of interest;

•	the defendants in, or targets of, any such action or proceeding include both Huntington and the Company, and legal counsel to either party has reasonably concluded that there are legal defenses available to a party which are different from or additional to those available to the other party or which may be adverse to or inconsistent with defenses available to a party; or

•	the party from whom indemnification is sought authorizes the other party to employ separate counsel at the expense of the indemnifying party.

(i) Each of the Huntington Parties, on the one hand, and the Company, on the other hand, shall have the duty to mitigate Damages for which the other party may become responsible at law and/or in connection with this Agreement. This duty

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shall include giving such other party every reasonable opportunity to correct or ameliorate any error or other circumstance that caused, resulted in or increased such Damages, and every reasonable opportunity to assist in such mitigation. The parties acknowledge that the proper accounting, tax or other treatment of an event or matter can be susceptible to differing opinions among reputable practitioners of appropriate expertise, both as to events and transactions that are complete and as to the most efficient remediation of events and transactions that have resulted or may result in Damages. It is the intention of the parties that events and transactions be treated and reported in a legitimate manner that gives rise to the smallest amount of Damages, and that any remediation or corrective action selected be that which gives rise to the smallest amount of Damages

(j) NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, IN NO EVENT SHALL ANY HUNTINGTON PARTY BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT, EACH OF WHICH DAMAGES IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, THE CUMULATIVE LIABILITY OF THE HUNTINGTON PARTIES FOR DAMAGES THAT ARISE DIRECTLY OR INDIRECTLY IN CONNECTION WITH THIS AGREEMENT, OR THAT ARISE DIRECTLY OR INDIRECTLY OUT OF A HUNTINGTON PARTY’S ACTIONS (OR FAILURE TO ACT) IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY, SHALL NOT EXCEED THE LESSER OF (i) $1,000,000.00 AND (ii) THE FEES EARNED BY HUNTINGTON DURING THE 24-MONTH PERIOD IMMEDIATELY PRIOR TO THE DATE SUCH DAMAGES WERE INCURRED. THE COMPANY UNDERSTANDS THIS LIMITATION UPON THE HUNTINGTON PARTIES’ DAMAGES TO BE A REASONABLE ALLOCATION OF RISKS (BOTH INSURABLE AND OTHER RISKS), AND THE COMPANY EXPRESSLY CONSENTS TO SUCH ALLOCATION OF RISK. THE COMPANY AND THE HUNTINGTON PARTIES AGREE THAT DAMAGES LIMITATIONS AND INDEMNIFICATIONS SET FORTH IN THIS SECTION 8 SHALL APPLY TO ANY ALTERNATIVE REMEDY ORDERED BY AN ARBITRATION PANEL, COURT OR OTHER TRIER OF FACT IN THE EVENT ANY TRIER OF FACT DETERMINES THAT THE EXCLUSIVE REMEDIES PROVIDED IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

(k) Except for remedies that cannot be waived as a matter of law and injunctive relief, the remedies provided in this Section 8 shall be the Fund’s sole and exclusive remedies for Claims and Damages that arise directly or indirectly in connection with this Agreement, or directly or indirectly out of a Huntington Party’s actions (or failure to act) in connection with this Agreement.

The terms of this Section 8 will survive the termination of this Agreement.

Section 9. Term. This Agreement shall become effective on the date first herein above written, and shall continue in effect for an initial term of 3 years (the “Initial Term”), unless terminated with respect to a Fund or all Funds (a) by Huntington as set forth in Section 6(f), (b) by the Company upon a Board-mandated liquidation of a Fund in which event termination will be upon no less than 30 days’ prior written notice, or (c) by either party for “cause”, as described below. Following the Initial Term, this Agreement will automatically renew for additional 1 year terms (“Rollover Periods”), unless either party provides at least 90 days notice that it does not intend to renew. The fees set forth in Exhibit D shall remain in effect during the Initial Term, unless modified in writing by mutual agreement of the parties. Such fees shall be with respect to the services described herein only, and any additional services to be provided by Huntington, either as a result of new regulations or requirements, or at the request of the Company or the Adviser, will be subject to additional fees, as set forth in Section 6(e) of this Agreement. Huntington reserves the right to modify the fees payable by the Company under this Agreement for any Rollover Period by providing to the Company and the Adviser a revised Exhibit D at least 90 days prior to the expiration of the Initial Term or any Rollover Period. Such revised Exhibit D shall be effective at the beginning of the subsequent Rollover Period of the Agreement, and shall remain in effect during such Rollover Period, unless modified as described above.

This Agreement may be terminated without penalty during the Initial Term or any Rollover Period by either Party for “cause” (as defined below) upon the provision of 60 days’ advance written notice by the party alleging cause.

For purposes of this Agreement, “cause” shall mean:

(i) a material breach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party;

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(ii) an act or omission of a party to this Agreement involving gross negligence, willful malfeasance or intentional wrongdoing;

(iii) a final, non-appealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business;

(iv) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors;

(v) an action taken against Huntington by the SEC, or other governmental or self-regulatory body for an action or a failure to perform an act when such action or failure to act directly impacts Huntington’s ability to service the Funds pursuant to this agreement; or

(vi) an action taken against the Company or Funds by the SEC, or other governmental or self-regulatory body for an action or a failure to perform an act when such action or failure to act impacts Huntington’s ability to service the Company or other Huntington customers.

Except as set forth in this Section 9, no other event (including any purported or actual breach) shall result in termination of this Agreement, and the date of termination shall be the last day of the Initial Term or Rollover Period that expires following appropriate notice. On the date of termination the Company, on behalf of the applicable Fund, shall pay to Huntington all fees, compensation and other charges as shall be accrued or due (or would accrue and become due) under the terms of this Agreement through the last day of the Initial Term or Rollover Period that expires following appropriate notice. In the event a Fund or all Funds cease operations prior to the termination date, or in the event that Huntington, at the request of the Company, ceases providing services to a Fund or all Funds prior to the termination date, the fees due at termination with respect to a Fund shall be computed based on the average monthly fee paid by that Fund during the six month period prior to the termination date; notwithstanding the foregoing, the Company shall be obligated to pay fees for the remaining portion of the then applicable Initial Term or Rollover Period. Huntington shall cease providing services to the Fund upon the date of termination, except as otherwise provided in this Section 9.

Following the Initial Term, the fees due at termination will consist of a six (6) month termination fee based upon the  average monthly fee paid by the Fund during the six (6) month period prior to the termination date or the fees due for the Fund for the  remaining portion of the then applicable Rollover Period, whichever is less.

On the date of termination the Company, on behalf of the applicable Fund, agrees to pay, in addition to the amounts described above, reasonable fees and expenses incurred by Huntington in converting the Fund to a new service provider or terminating the Fund, not to exceed $100,000. Such fees shall include compensation for time spent by personnel of Huntington, and shall include but not be limited to, retrieving, compiling, and moving books, records and materials of the Fund to the Company or the successor service provider, conversion tape set-up fees, test conversion preparation and processing fees and final conversion fees, the closing of Huntington’s records (and/or providing services related to the Fund’s liquidation or other transaction), and other services related to termination of Huntington’s services. One half of the amount of such fees shall be due upon notice of termination. Payment of the remainder shall be due simultaneous with the transfer of all Company Information to the Company or to the successor service provider(s). Such termination/conversion fees and expenses shall not be subject to any setoffs of any nature and shall be mutually agreed upon in writing before Huntington commences its termination/conversion services.

Huntington Asset Services, Inc.	Spirit of America- 10

On the date of termination and upon payment of all amounts due and payable under this Agreement without setoff (excluding only those amounts not then due and payable under Section 6(f); provided, however, that the termination/conversion fees described in this Section 9 shall be paid without setoff notwithstanding any dispute), Huntington agrees to provide the Company with the complete transfer agency, fund accounting and administration records in its possession and to assist the Company in the orderly transfer of the Fund’s accounts and records. Without limiting the generality of the foregoing, subject to the preceding sentence, Huntington agrees upon termination of this Agreement:

(a) to deliver to the Company on behalf of the Fund or to the Fund’s successor service provider(s), computer media containing the Fund’s accounts and records together with such record layouts and additional information as may reasonably be necessary to enable the successor service provider(s) to utilize the information therein;

(b) to reasonably cooperate with the successor service provider(s) in the interpretation of the Fund’s account and records;

(c) to forward all shareholder calls, mail and correspondence to the new service provider(s) upon de-conversion and for a period of 90 days thereafter; and

(d) to act in good faith to make the conversion or termination as smooth as possible for the successor service provider(s) and the Company.

Section 10. Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given and effective when delivered in person or by certified mail, return receipt requested, at the following address (or such other address as a party may specify by notice to the other):

(a)	If to the Company, to:

Spirit of America Investment Fund, Inc.

477 Jericho Turnpike

Syosset, New York 11791

Attention: Joseph C. Pickard, CCO

(b)	If to Huntington, to:

Huntington Asset Services, Inc.

2960 North Meridian Street, Suite 300

Indianapolis, Indiana 46208

Attention: President

Notice also shall be deemed given and effective upon receipt by any party or other person at the preceding address (or such other address as a party may specify by notice to the other) if sent by regular mail, private messenger, courier service, telex, facsimile, or otherwise, if such notice bears on its first page in 14 point (or larger) bold type the heading “Notice Pursuant to Mutual Fund Services Agreement.”

Section 11. Assignment; Nonsolicitation: and Other Contracts. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Huntington may, in its sole discretion and upon written notice to the Company, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. Huntington may, in its sole discretion, engage subcontractors to perform any of its duties contained in this Agreement, provided that Huntington shall remain responsible to the Company for all such delegated duties in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Huntington were providing such services itself. During the term of this Agreement and for a period of one (1) year following the termination of this Agreement, the Company shall not, and shall not cause, suffer or permit any affiliate, to recruit, solicit, employ or engage, for the Company or others, any Huntington Party, without Huntington’s written consent. The Company shall not require or expect Huntington to enter into any agreements for the Company’s direct or indirect benefit, including any sales, servicing or other similar agreements, that expose Huntington to any liability that is greater than the liability it is undertaking in this Agreement.

Section 12. Intended Beneficiaries. This Agreement shall be binding upon the Company, Huntington and their respective successors and assigns, and shall inure to the benefit of the Company, Huntington, the Huntington Parties, their respective heirs, successors and assigns. Nothing herein expressed or implied is intended to confer upon any person not named or described in the preceding sentence any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Huntington Asset Services, Inc.	Spirit of America- 11

Section 13. Arbitration. Notwithstanding any provision of this Agreement to the contrary, any claim or controversy arising out of or in any manner relating to this Agreement, or breach hereof, which cannot be resolved between the parties themselves, shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) in Columbus, Ohio, in accordance with its rules applicable to commercial disputes. The arbitration shall be conducted under the then-current rules of the AAA.

Section 14. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

Section 15. Force Majeure. Huntington shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquake, fires, floods, failure or fluctuations in electrical power, wars, acts of terrorism, acts of civil or military authorities, governmental actions, nonperformance by a third party or any similar cause beyond the reasonable control of Huntington, failures or fluctuations in telecommunications or other equipment, nor shall any such failure or delay give the Company the right to terminate this Agreement.

Section 16. Use of Name. The Company and Huntington agree not to use the other’s name nor the names of such other’s affiliates, designees, or assignees in any prospectus, sales literature, or other printed material written in a manner not previously, expressly approved in writing by the other or such other’s affiliates, designees, or assignees except where required by the SEC or any state agency responsible for securities regulation.

Section 17. Amendments. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

Section 18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law to any person or circumstance, such provision shall be ineffective only to the extent of such prohibition or invalidity. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect or to any extent, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application of such invalid provision shall not in any way be affected or impaired thereby.

Section 19. Headings; Pronouns; Certain Phrases; Rules of Construction. The headings in the sections and subsections of this Agreement are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the parties. Wherever used in this Agreement, masculine, feminine and neuter pronouns shall be deemed to include the other genders. Singular pronouns and nouns (including defined terms) shall be deemed to include the plural (and vice versa) as the context may require, but shall have no effect upon the nature of a party’s liability as joint or several. The Exhibits to this Agreement are hereby incorporated by reference as if fully set forth in this Agreement. Wherever used in this Agreement, the phrase “in connection with” shall be given the broadest possible interpretation, and shall include matters (without limitation) that are in whole or part caused by, relate to, arise out of, are attributable to, or would not have occurred in the absence of circumstances created by, the referent or object of such phrase. Each party acknowledges that it was represented by legal counsel in connection with the review and execution of this Agreement, or that it had an adequate opportunity to engage counsel for such review and chose not to do so. The sole duties that Huntington is accepting in return for the fees and other remuneration hereunder are expressly set forth herein. No exoneration of liability for a duty or other indemnification or limitation shall be construed, by negative implication or otherwise, to imply the existence of any duty. For example and without limitation, indemnification of Huntington for a failure of an investment advisor to timely deliver trade tickets (or failure of any other third party to timely deliver accurate Company Information) shall not be construed to imply that Huntington has a duty to supervise such service provider or prevent a recurrence of such failure.

Section 20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Huntington Asset Services, Inc.	Spirit of America- 12

Section 21. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 22. Entire Agreement: Survival; Governing Law. This Agreement, the Exhibits hereto and any subsequent amendments of the foregoing embody the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof. The provisions of Sections 6 through 21, inclusive, shall survive any termination of this Agreement. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Indiana, without reference to conflict of law principles.

[Signature Page Follows]

Huntington Asset Services, Inc.	Spirit of America- 13

IN WITNESS WHEREOF, the parties hereto have caused this Mutual Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

SPIRIT OF AMERICA INVESTMENT FUND, INC.

By:		Date	June 18, 2012

Print Name:	Alan P. Chodosh

Title:	Treasurer and Secretary

Attest:

HUNTINGTON ASSET SERVICES, INC.

By:		Date	6/21/12

Print Name:	R. Jeffrey Young

Title:	Senior Vice President

Attest:

Huntington Asset Services, Inc.	Spirit of America- 14

EXHIBIT A

to

Mutual Fund Services Agreement

List of Portfolios

Spirit of America Real Estate Income and Growth Fund – Class A shares

Spirit of America Real Estate Income and Growth Fund – Class B shares

Spirit of America Large Cap Value Fund – Class A shares

Spirit of America High Yield Tax Free Bond Fund – Class A shares

Spirit of America Income Fund – Class A shares

Huntington Asset Services, Inc.	Spirit of America- 15

EXHIBIT B

to

Mutual Fund Services Agreement

General Description of Transfer Agency Services

Huntington shall provide the following transfer agency services to the Company and/or to each of the Funds listed on Exhibit A:

•	Provide a recordkeeping system that supports front-end load, back-end load (CDSC), no-load and redemption fee funds.

•	Provide asset allocation functionality including rebalancing of shareholder accounts.

•	Establish and maintain shareholder accounts and records, including, but not limited to, address, dividend option, taxpayer identification numbers and wire instructions.

•	Process shareholder transactions (purchase, redemption and exchange orders), received in good form and in accordance with the Fund’s prospectus.

•	Process transfers of shares, received in good form, in accordance with shareholder instructions.

•	Execute transactions directly with broker-dealers, investment advisors and other institutions acting on behalf of investors as authorized by the Company’s distributor.

•	Calculate amounts due under 12b-1 and/or service plans and provide reports.

•	Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

•	Issue monthly, quarterly or annual statements as agreed upon with the Company.

•	File IRS forms 1099, 5498, and 1042-S with shareholders and/or the IRS. File IRS forms 1042 and 945 with the IRS. The 1042 and 945 filings are made by Huntington on behalf of the Company only if Huntington has the authority and means to access the Company’s or a Fund’s bank accounts to facilitate the required payments to the IRS.

•	Perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”).

•	Record the issuance of shares and maintain pursuant to Rule 17 Ad- 10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by the Company, and the number of shares issued and outstanding.

•	Process and transmit payments for dividends and distributions declared by the Company for each Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

•	Provide access to NSCC’s Fund/SERV and Networking. Additional functionality may be available and supported as an optional service.

•	Provide a Blue Sky system that will enable the Company to monitor the total number of shares of each Fund sold in each state. In addition, the Company or its agent, including Huntington, shall identify to Huntington in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of Huntington for each Fund’s Blue Sky state registration status is solely limited to the initial compliance by the Company for each Fund and the reporting of such transactions to the Company or its agent.

•	Answer correspondence from shareholders, broker-dealers, and others relating to the Funds and such other correspondence as may from time to time be mutually agreed upon.

•	Establish procedures and controls designed to mitigate risk to the Company which are compliant with applicable SEC regulations. Huntington reserves the right to implement policies not governed by SEC regulation or the Fund’s prospectus.

Huntington Asset Services, Inc.	Spirit of America- 16

The duties of the Transfer Agent shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Transfer Agent hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent the Transfer Agent agrees to take such action, those actions taken shall be deemed part of the Exhibit B.

Additionally, the Directors of the Company shall cause the officers, advisor, distributor, legal counsel, independent accountants, custodian, fund accountant and administrator for the Funds to cooperate with the Transfer Agent and to provide the Transfer Agent, upon request, with such information, documents and advice relating to the Company and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Transfer Agent to perform its duties.

Huntington Asset Services, Inc.	Spirit of America- 17

EXHIBIT C

to

Mutual Fund Services Agreement

General Description of the Huntington AML Program Services

Huntington shall provide the following Huntington AML Program services to the Company and/or to each of the Funds listed on Exhibit A:

•	Customer Identification. Verify shareholder identity upon opening new accounts, consistent with the Huntington AML Program, and perform such other checks and verifications as are specified in Huntington’s Customer Identification Program (which is a component of the Huntington AML Program).

•	Purchase Transactions. Reject and return to sender any and all checks, deposits, and other deliveries of cash or property that do not comply with the Huntington AML Program, subject to the provisions of any additional agreement between the Company and Huntington regarding special liability checks and other remittances.

•	Monitoring and Reporting. Monitor shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, including suspicious activity reports or Form 8300 reports, and provide other reports of shareholder activity to the SEC, the U.S. Treasury Department, the IRS, and other appropriate authorities, in each case consistent with the Huntington AML Program.

•	Frozen Accounts. Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts as provided for in the Huntington AML Program.

•	Maintenance of Records. Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Huntington AML Program, and make the same available for inspection by (1) the Company’s compliance officer, (2) any auditor of the Funds, (3) regulatory or law enforcement authorities, and (4) those other persons specified in the Huntington AML Program.

•	Other Services. Apply all other policies and procedures of the Huntington AML Program to the Company and the Funds.

•	Maintenance of the Huntington AML Program. Huntington shall maintain and modify the Huntington AML Program from time to time to ensure that it remains reasonably designed to ensure compliance with the Applicable AML Laws. Upon request by the Company, Huntington shall make available its compliance personnel to the Company and the Company’s counsel to discuss amendments to the Huntington AML Program that the Company or its counsel believes are necessary to keep such program in compliance with Applicable AML Laws. Changes to Huntington’s AML Program or special procedures may be implemented, at Huntington’s sole discretion, for an additional fee to be agreed upon. The Company may cancel its participation in the Huntington AML Program at any time, and no further fees to Huntington in respect of such program shall accrue after the date of cancellation.

•	Annual Certification. On an annual basis during the term of this Agreement, Huntington will certify to the Company’s Board of Directors that it has implemented the Huntington AML Program and that it will continue to perform the specific requirements of the Huntington AML Program in accordance with the terms of this Agreement.

Huntington Asset Services, Inc.	Spirit of America- 18

Exhibit U

Huntington National Bank 41 South High Street Columbus Ohio 43287

HUNTINGTON ASSET SERVICES, INC.

TRANSFER AGENCY FEE SCHEDULE

Huntington’s pricing proposal is subject to change based upon further review of the service requirements.

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I	Base Fees (as defined in the General Description of Transfer Agency Services) [1]

Base Fees are the greater of the annual base fee or per account fees as follows:

Annual Minimum Fees:

• Complex Minimum	• Number of Funds multiplied by $18,000
• Each Additional Share Class (of an existing portfolio)	• $7,500 per year added to the minimum

Annual Per Account Fees:

• Direct Accounts	• $16 per year
• NSCC Accounts	• $12 per year

• Closed Account Fee	• $3 per year

[1]	Fees do not include out-of-pocket expenses which include but are not limited to: fulfillment services, form design and printing, statement and confirmation production, tax form production and mailing, paper and envelope design and printing, postage and handling, shipping, bank fees, NSCC charges, record storage, telephone charges, DST FanMail/VISION, regulatory filing fees and all other expenses incurred on behalf of the Trust and its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

II	Anti-Money Laundering — Customer Identification Program (Patriot Act)

• New Account Service	• $3 per account
• Annual OFAC Support	• $1.50 per active account
• Research	• $150 per hour plus 3rd party research service fees
• Suspicious Report Filing	• $150 per report

III	Other Services

• Rule 22c2 support and monitoring	• $12,000 per year for the trust
• IRA Account Annual Maintenance if HNB Serves as IRA Trustee	• $15 per account
• AD-HOC Report Generation	• $150 per report
• Development of Model Account Forms and Supplemental Documents	• $1,500
• Updates of Forms/Documents	• $50 per document
• Customization of Forms/Documents	• $1,500 per document
• Custom Programming or Data Extractions:
• Programmers	• $150 per hour
• Third Party Vendor	• Quoted As Needed

IV	Repricing

There will be a $500.00 per day minimum fee/rerun charge when the nightly processing has to be repeated due to incorrect NAV or dividend information received from the Portfolio Pricing Agent due to incorrect or untimely information provided by an Advisor or its Agent.

Huntington National Bank	3/12/2012	David Lerner Associates Inc. - 2